Exhibit 10.6

April 24, 2014

Andrew Guggenhime

Dear Andrew,

It is my pleasure to offer you employment with Dermira, Inc. (“Dermira” or the “Company”) on the terms set forth in this offer letter.  We have very exciting plans to build a premier dermatology company, and we are very excited to have you as part of the team.

The terms of your offer are as follows:

1.                                      Title:  Chief Operating Officer and Chief Financial Officer

2.                                      Start Date:  May 1, 2014, which also represents the vesting commencement date for the Initial Stock Option Grant (as defined below).

3.                                      Responsibilities:  You will be the most senior person responsible for all financial, investor relations, administrative (HR, IT, legal and facilities) and business development functions of the company, reporting directly to the Company’s Chief Executive Officer, and will serve on the Company’s executive management committee.

4.                                      Annual Salary:  $337,000.00, subject to applicable withholding taxes, and subject to review and potential increase at least annually.

5.                                      Initial Stock Option Grant:  Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted within the later of (i) three (3) business days following your Start Date and (ii) three (3) business days following the date that the Company receives a final written appraisal valuation of the Company’s common stock in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a stock option (with the maximum permissible number of shares constituting an incentive stock option) to purchase 1,046,979 shares of the Company’s common stock, representing 1.35% of the Fully Diluted Capitalization (as defined below) of the Company, at a price equal to the fair market value on the date of grant as approved by the Board (the “Initial Stock Option Grant”).  The Initial Stock Option Grant will be subject to the terms and conditions applicable to options granted generally under the Company’s 2010 Equity Incentive Plan, as amended from time to time (the “2010 Plan”), except as otherwise set forth in this offer letter, and will have a four-year vesting schedule with 25% of the shares subject to the Initial Stock Option Grant vesting 12 months after the vesting commencement date and 1/48th of such shares vesting monthly thereafter, subject to your continuous service as an employee at all times.  You are eligible to be considered for additional option awards at least annually.  For purposes of clarity, the stock option agreement(s) for your Initial Stock Option Grant and the stock option or other equity agreements for any subsequent equity awards will reflect the terms described in Sections 10(b) and 10(c) of this offer letter.

6.                                      Bonus:  You will be eligible for an annual target performance bonus of up to 35% of your annual salary (the “Annual Bonus Target”), subject to your achievement of specified performance targets determined by the Board (the “Bonus”).  Any Bonus for the fiscal year in which employment begins will be prorated, based on the number of days you are employed by the Company.  Any Bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.  Any Bonus payment shall be subject to applicable withholding taxes.  The determinations of the Board with respect to any Bonus will be final and binding.

7.                                      Benefits:  You will be entitled to participate in any of the Company’s employee benefit plans or programs on the same general terms that apply to similarly situated employees of the Company.

8.                                      Health Insurance:  You will be entitled to participate in the company’s health insurance programs on the same general terms that apply to similarly situated employees of the Company.

9.                                      Dilution of Shares: The Company shall, within 30 days after the initial closing of the Company’s next preferred stock financing (the “Preferred Stock Financing”), if any, grant you an option provided that you are, on the date of grant, then providing services to the Company as an employee, to purchase the number of shares of Common Stock so that the total number of shares issued to or held by, and issuable under options granted to or held by, you represents 1.35% of the Fully Diluted Capitalization of the Company, subsequent to the closing of the Preferred Stock Financing (giving effect to the exercise of all outstanding options and warrants and the conversion of all outstanding convertible securities), if any, at such exercise price as shall be determined by the Company’s Board of Directors in good faith (consistent with the requirements of Section 409A of the Code) to be the fair market value of the common stock on the date of such grant, and on other terms as approved by the Company’s Board of Directors including without limitation that such option shall commence vesting no earlier than the date of such grant (the “Post-Financing Stock Option Grant”).  Such Post-Financing Stock Option Grant will be subject to the terms and conditions applicable to options granted generally under the 2010 Plan, except as otherwise set forth in this offer letter.  “Fully Diluted Capitalization” shall mean the sum of (a) the outstanding capital stock of the Company and outstanding options to purchase shares of the Company’s common stock and warrants and other convertible securities and instruments (assuming the conversion or exercise of any convertible or exercisable options, warrants, securities or other instruments then outstanding, whether or not currently convertible or exercisable) and (b) the number of shares that are reserved under any compensatory stock plan or other arrangement adopted by the Company and that are not yet issued or subject to an outstanding option.  For purposes of the Initial Stock Option Grant, the Fully Diluted Capitalization shall be determined as of the date of this offer letter, and for purposes of the Post-Financing Stock Option Grant, the Fully Diluted Capitalization shall be determined as of immediately following the closing of the Preferred Stock Financing.   This Section 9 shall terminate and no longer be effective immediately upon the closing of the Company’s initial public offering or the Company becoming subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.  For the avoidance of doubt, if the Preferred Stock Financing will have multiple closings, the Company need only grant the Post-Financing Stock Option Grant following the last closing of such Preferred Stock Financing.

10.                               Severance and Vesting Acceleration:

(a)                                 Severance:  If your employment with the Company is terminated for any reason other than for Cause, the Company will pay you (i) your then current monthly salary and (ii) 50% of your Annual Bonus Target (for purposes of clarity, calculated assuming performance was achieved at target levels), monthly for a period of six (6) months following your employment termination date as severance (the “Severance Payment”).  In addition, as long as you timely elect COBRA, the Company will pay you a lump sum cash payment equal to the COBRA premiums necessary to continue COBRA coverage for you and your dependents for six (6) months following your employment termination date (the “COBRA Benefits”).  Similarly, if you resign your employment for Good Reason, then you shall receive the Severance Payment and the COBRA Benefits on the terms set forth in this Section 10(a).  You accept the Severance Payment in full satisfaction of all rights and entitlements to notice of termination or compensation in lieu under statute or contract law.  However, the Company shall not be required to pay any part of the Severance Payment, the Acceleration Benefits (as defined below) or COBRA Benefits unless you (x) have returned all Company property in your possession, and (y) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company and such release becomes effective within 60 days of your termination.  The release must be in the form substantially similar to the form attached as Exhibit A.  You must execute and return the release on or before the date specified by the Company in the prescribed form.  The first Severance Payment and COBRA Benefits will be provided to you on the first customary payroll date more than sixty (60) days after your termination of employment (which will include a catch-up of any Severance Payments not made during the 60 day period following termination), and subsequent Severance Payments will be pursuant to the Company’s standard payroll schedule.

(b)                                 Vesting Acceleration:  In addition, (i) all shares of the Company’s common stock subject to any outstanding equity awards granted after the date of this offer letter, including, without limitation, stock options, restricted stock units, stock appreciation rights and restricted stock, granted to or held by you shall immediately become fully vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be fully vested, in each case, immediately prior to the occurrence of a Termination Upon Change in Control (as defined below) and (ii) with respect to any outstanding equity award granted after the date of this offer letter that is not then at least 25% vested, that number of shares of the Company’s common stock subject to such outstanding equity award(s), including, without limitation, stock options, restricted stock units, stock appreciation rights and restricted stock, granted to or held by you shall immediately become vested and exercisable such that, after such acceleration the total number of shares of the Company’s common stock subject to such outstanding equity award(s) shall be 25% vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be vested, in each case, upon your Disability (as defined below) or death (any or all of the foregoing acceleration benefits, the “Acceleration Benefits”).  In the event of a Change of Control whereby the successor or acquiring entity (if any) or any Parent (as defined in the 2010 Plan) (if any) of such successor or acquiring entity does not assume, convert, replace or substitute your outstanding equity awards as provided in Section 11.1 of the 2010 Plan, or any comparable term of any similar equity incentive plan, in a manner that preserves the material terms and conditions of such equity awards, then, notwithstanding Section 11.2 of the 2010 Plan, or any comparable term of any similar equity incentive plan, all of your outstanding equity awards shall, at least 10 days prior to the effective date of such Change of Control, immediately become fully vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be fully vested.

(c)                                  Definitions.

(i)                                     “Cause” shall mean the determination by the Board that:

(A)                               you have been convicted of or pled guilty or no contest to any felony;

(B)                               you have committed one or more acts of fraud or embezzlement against the Company;

(C)                               you have falsified Company records; willfully destroyed or misappropriated material Company property; or, while an employee of the Company, engaged in conduct that constitutes harassment or discrimination prohibited by law;

(D)                               you refused to perform your duties as reasonably directed by the Chief Executive Officer or the Board, except in the event of a Disability (as defined herein); or

(E)                                you materially breached your obligations under this offer letter, the EIPPA (as defined below), or any other agreement between you and the Company;

provided, however, that if such action, inaction or breach is curable in the case of clause (D) or (E) above, you shall have the opportunity to cure (to the extent curable) the facts and circumstances giving rise to such reason for a termination for “Cause” within thirty (30) days following written notice that specifies such action, inaction or breach from the Company. For purposes of this offer letter, no act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you intentionally, in bad faith or without reasonable belief that the action or omissions was in the best interest of the Company.

(ii)                                  “Change in Control” shall mean (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, a majority of the then-outstanding voting power); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, a majority of the then-outstanding voting power); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

(iii)                               “Disability” shall mean a physical or mental incapacity or disability as a result of which you become unable to perform the essential functions of your job at the Company (if appropriate, with reasonable accommodation) for a continuous period of ninety days or for an aggregate period of 120 days in any consecutive 12-month period.

(iv)                              “Good Reason” shall mean:

(A)                               a material reduction in your total target annual compensation as an employee of the Company or a material reduction in your base salary as an employee of the Company, except (in either case) to the extent that the Company implements an equal percentage reduction applicable to all executive officers and management personnel, or (in either case) reductions which are made with your prior written consent;

(B)                               a material reduction in your duties, responsibilities or authority at the Company without your prior written consent;

(C)                               removing you from the position designated for you in this offer letter without your prior written consent;

(D)                               a change in the geographic location at which you must perform services which results in an increase in your one-way commute by more than 35 miles; or

(E)                                any action or inaction that constitutes a material breach by the Company (or a successor) of this offer letter;

provided, however, that with respect to each of the foregoing, you must (i) within ninety (90) days after you first learn of its occurrence, deliver to the Company a written explanation specifying the specific basis for your belief that you are entitled to terminate your employment for Good Reason, (ii) give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery of such explanation and (iii) provided the Company has failed to cure any of the foregoing within such thirty (30) day cure period, terminate your employment within thirty (30) days following expiration of such cure period.

(v)                                 “Termination Upon Change of Control” shall mean:

(A)                               any termination of your employment by the Company without Cause within ninety (90) days before or twelve (12) months following a Change of Control; or

(B)                               any resignation of your employment with the Company for Good Reason where such event constituting Good Reason occurs within twelve (12) months following the Change of Control.

11.                               Parachute Payments. Except as otherwise expressly provided in this offer letter or any other agreement between you and the Company, if any payment or benefit you would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.”  In the event that payments described in clauses (1) or (4) of the preceding sentence are to be reduced, the earliest scheduled payments within the applicable category will be reduced first.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your applicable type of stock award (i.e., earliest granted stock awards are cancelled last).  Unless the Company and you otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes; provided, however, that you may, at your own expense, obtain a separate determination under this Section 11 by another independent public accounting firm with a national presence.  In the event that your separate determination yields a materially different result than the Company’s determination, and the discrepancy cannot be resolved through consultation, you may request that the matter be settled by a mutually agreeable third independent public accounting firm with a national presence at the expense of the party whose determination is found to be least accurate.  For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

12.                               Section 409A. To the extent (a) any payments or benefits to which you become entitled under this offer letter, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 12 shall be paid to you or your beneficiary in one lump sum (without interest).  Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).  To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this offer letter is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.  If either you or the Company reasonably determines that any payment hereunder will violate Code Section 409A, you and the Company shall use best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A.  If it is determined that a payment under this offer letter was (or may be) made in violation of Code Section 409A, the Company will cooperate reasonably with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Code Section 409A that may be available to you.

13.                               Miscellaneous.

(a)                                 The Company reserves the right to change or otherwise modify, in its sole discretion, any of the terms of employment set forth herein, including those relating to salary, bonus plan, if applicable, and benefits at any time; provided, that, the Company may not change or otherwise modify the terms set forth in Sections 5, 9, 10, 11 or 12, without your written consent.  The foregoing sentence does not change the at-will nature of your employment and the Company may terminate you at any time.

(b)                                 While we look forward to a long and profitable relationship should you decide to accept this employment offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either party for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and any statements contradicting any provision in this offer letter) should be regarded by you as ineffective.  Further, your participation in any stock, option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

(c)                                  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

(d)                                 As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Intellectual Property Protection Agreement” as a condition of your employment, a copy of which is attached hereto as Appendix A (the “EIPPA”).  During the period that you render services to the Company, you agree to not engage in any employment, business or activity (except as an owner of less than 5% of the stock of a publicly-traded company) that is in any way competitive with the business or proposed business of the Company and agree not to assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

(e)                                  You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision.  All arbitration hearings shall be conducted in San Mateo County, California.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This offer letter does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted through JAMS before a mutually agreeable single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  The arbitrator’s decision shall be final, binding, and conclusive.  In resolving any matter submitted to arbitration, the arbitrator’s authority and jurisdiction shall be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury.  The Company will pay all costs for JAMS to administer the arbitration and the costs for the arbitrator less those amounts you would otherwise be required to pay were the claim(s) adjudicated in court.  The parties shall otherwise be responsible for their own attorneys’ fees and costs.

(f)                                   With respect to the terms addressed in this offer letter, this offer letter contains the entire agreement and understanding by and between you and the Company.  This offer letter supersedes all prior undertakings and agreements, written or oral, as may have existed prior to the date of execution of this offer letter with regard to the terms addressed in this offer letter.  By executing this offer letter, you acknowledge that any such superseded understandings and agreements are terminated, and you disclaim any and all rights or interest that may have existed with respect thereto.  Further, any representations, promises, agreements or understandings, written or oral, with regard to the terms addressed in this offer letter that are not contained in this offer letter shall be of no force or effect.

(g)                                  This offer letter is personal to you and shall not be assignable by you. Your continuing obligations under this Agreement shall continue after the termination of your employment regardless of the reason for the cessation of your employment with the Company and shall be binding on your heirs, executors, and legal representatives.  Such obligations shall inure to the benefit of any successors or assigns of the Company.  You specifically acknowledge that in the event of a sale of all or substantially all of the assets of the Company, or any other event or transaction resulting in a change of ownership or control of all or a portion of the Company’s business, the rights and obligations of the parties hereunder shall inure to the benefit of any transferee, purchaser or future owner.  This Agreement may be assigned only by the Company; provided, that the Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform the terms of this offer letter in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(h)                                 The validity, performance, construction and effect of this offer letter shall be governed by the substantive laws of the State of California, without regard to the provisions for choice of law thereunder.

* * * * *

Please indicate your acceptance of this offer by signing below and returning to me within seven days of the date of this offer letter, or let me know if you have additional questions.  I look forward to you joining Dermira.

Sincerely,

/s/ Thomas G. Wiggans

Thomas G. Wiggans
Chief Executive Officer

Accepted and agreed, April 25, 2014:

/s/ Andrew Guggenhime
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Andrew Guggenhime
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